Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-85380 and 333-30591) pertaining to the 1997 Stock Option Plan/Stock Issuance Plan and the Employee Stock Purchase Plan of Vista Medical Technologies, Inc. of our report dated January 27, 2003 (except for Note 10, as to which the date is March 3, 2003), with respect to the consolidated financial statements and schedules of Vista Medical Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 28, 2003